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                                                                    EXHIBIT 99.2


                               [STORMEDIA LOGO]



For Immediate Release                   For Further Information Contact:
                                        Henry Lo (408) 327-8281 (Treasurer)
                                        STORMEDIA INCORPORATED


           STORMEDIA FORECASTS O2 EARNINGS BELOW ANALYSTS' ESTIMATES

        SANTA CLARA, California -- (PR NEWSWIRE) -- June 24, 1996 -- StorMedia Incorporated (NASDAQ/NMS: STMD) today announced that it expects sales and earnings for its second quarter ending June 28, 1996, to fall below analysts' expectations due primarily to reduced sales volumes and delayed delivery schedules with Maxtor Corporation.

        The company expects sales for the second quarter ending June 28, 1996 to range from $55 million to $60 million and earnings to range from $0.40 to $0.50 a share on a fully diluted basis.

        The consensus earnings per share estimate for the quarter is $0.54 a share, according to First Call. The company earned $0.26 a share during the same quarter of 1995 on a split adjusted basis on sales of $34.7 million.

        StorMedia Incorporated is a leading independent supplier of thin film disks for hard disk drives used in portable and desktop computers. The company designs, develops, manufactures and sells disks in 2-1/2 and 3-1/2 inch sizes. Within each size, the company provides a range of coercivities (magnetics), fly heights and disk thicknesses to meet specific customer requirements. The company sells its disks primarily to Seagate Technology, Inc. and Maxtor Corporation.